Exhibit 99.1

UMB Financial Corporation	News Release
1010 Grand Boulevard
Kansas City, MO 64106
816.860.7000 umb.com

//FOR IMMEDIATE RELEASE//

Media Contact: Kelli Christman: 816.860.5088

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Financial Corporation Reports Second Quarter 2015 Earnings of $30.2 million, or $0.65 per Diluted Share

Selected second quarter financial highlights:

•	Closed on the acquisition of Marquette Financial Companies on May 31, 2015, adding assets with an acquired value of $1.3 billion to the balance sheet

•	Loans at June 30, 2015, increased 28.8 percent to $8.9 billion with legacy UMB loans having increased 14.4 percent to $7.9 billion compared to June 30, 2014

•	Total deposits at June 30, 2015, increased 19.1 percent to $14.5 billion with legacy UMB deposits having increased 11.5 percent to $13.6 billion compared to June 30, 2014

•	Noninterest income decreased 10.8 percent from the second quarter 2014 to $119.6 million, and was 55.1 percent of total revenue

•	Total assets under management stood at $42.5 billion at June 30, 2015

•	Tier 1 capital ratio remains strong at 12.77 percent

KANSAS CITY, Mo. (July 28, 2015) – UMB Financial Corporation (Nasdaq: UMBF), a diversified financial holding company, announced earnings for the three months ended June 30, 2015 of $30.2 million or $0.65 per share ($0.65 diluted). This is a decrease of $4.5 million, or 12.9 percent, compared to second quarter 2014 earnings of $34.7 million or $0.77 per share ($0.76 diluted). Earnings for the six months ended June 30, 2015, were $64.0 million or $1.40 per share ($1.39 diluted). This is an increase of $5.9 million, or 10.1 percent, compared to the earnings for the six months ended June 30, 2014 of $58.1 million or $1.30 per share ($1.28 diluted).

On May 31, 2015 the company completed its previously announced acquisition of Marquette Financial Companies (Marquette). This acquisition resulted in assets with an acquired value of $1.3 billion being added to the company’s balance sheet on that date.

“The highlight of the second quarter was closing on our acquisition of Marquette Financial Companies,” said Mariner Kemper, Chairman and Chief Executive Officer. “The combination is already producing positive results, helping drive a $2.0 billion, or 28.8 percent, end-of-period increase in total loan balances compared to the second quarter of 2014. At June 30, the acquired loans plus production in the legacy Marquette channels comprised $1.0 billion of the increase in total loan balances. The remaining increase of $1.0 billion was generated by legacy UMB lenders, for a year-over-year increase of 14.4 percent, and a linked-quarter increase of 5.6 percent. This is a testament to the strength of our commercial-lending franchise.

“While we experienced solid net-interest-income growth in the second quarter, noninterest income contracted, primarily due to continued revenue headwinds from Scout Investments. To address ongoing revenue and expense pressures, we remain focused on revenue growth but have increased attention on our expense structure as well. In the second quarter, we consolidated several customer-facing lines of business—primarily in the bank—to more efficiently deliver our customer-service strategy. Additionally, we reorganized our technology, operations, and related support groups. These and related actions are a strategic first step to improve our efficiency ratio and are expected to provide an annualized cost savings of approximately $3.6 million. We have already begun to engage in additional planning and are committed to sharing details later in 2015.”

Net Interest Income and Margin

Net interest income for the second quarter of 2015 increased $11.2 million, or 13.0 percent, compared to the same period in 2014. Average earning assets increased $1.4 billion, or 10.0 percent, compared to the second quarter of 2014. This increase was primarily due to a $1.2 billion, or 17.0 percent, increase in average loans. Marquette added earning assets with an acquired value of $1.3 billion including loan balances with an acquired value of $980.3 million on May 31, 2015. Net interest margin increased six basis points to 2.59 percent for the three months ended June 30, 2015, compared to the same quarter in 2014.

Noninterest Income and Expense

Noninterest income decreased $14.5 million, or 10.8 percent, for the three months ended June 30, 2015, compared to the same period in 2014. This decrease is largely attributable to decreased trust and securities processing income of $6.0 million, or 8.1 percent, for the three months ended June 30, 2015, compared to the same period in 2014. This decrease in trust and securities processing income was primarily due to an $8.5 million, or 34.9 percent, decrease in advisory fee income from the Scout Funds. This decrease was offset by an increase in fees related to institutional and personal investment management services of $1.5 million, or 6.6 percent, an increase in fund administration and custody services of $0.5 million, or 2.2 percent, and an increase in corporate trust fees of $0.5 million, or 15.8 percent. Equity earnings on alternative investments decreased $4.6 million due to a decline in unrealized gains on Prairie Capital Management (PCM) equity method investments for the three months ended June 30, 2015, compared to the same period in 2014. Other noninterest income decreased $3.0 million primarily driven by a gain on the sale of a branch property of $2.8 million that was recorded in the second quarter of 2014.

Noninterest expense increased $5.8 million, or 3.5 percent, for the three months ended June 30, 2015, compared to the same period in 2014. Salary and benefits expense increased $10.1 million, or 11.2 percent, due to increases in salaries and wages of $7.4 million, or 13.4 percent, a $1.9 million, or 9.9 percent, increase in commissions and bonuses, and a $0.8 million, or 5.0 percent, increase in employee benefits expense. The acquisition of Marquette added approximately $3.4 million of salary and benefits expense for the second quarter of 2015. Equipment expense increased $2.5 million, or 19.3 percent, due to increased computer and hardware costs related to investments for regulatory requirements, cyber security and the ongoing modernization of our core systems. These increases were offset by a decrease in processing fees of $2.2 million, or 14.6 percent, due to decreased fees paid by the advisor to distributors of the Scout Funds. The second quarter of 2014 included an additional $5.3 million of contingency reserve expense related to the earn-out amount and related incentive bonus compensation for the employees of PCM that was not repeated in the second quarter of 2015. Total acquisition expenses recognized in noninterest expense during the second quarter totaled $0.7 million.

Balance Sheet

Average total assets for the three months ended June 30, 2015 were $17.4 billion compared to $15.6 billion for the same period in 2014, an increase of $1.8 billion, or 11.5 percent. Average earning assets increased by $1.4 billion for the period, or 10.0 percent.

Average loan balances for the three months ended June 30, 2015, increased $1.2 billion, or 17.0 percent, to $8.1 billion compared to the same period in 2014. Actual loan balances on June 30, 2015, were $8.9 billion, an increase of $2.0 billion, or 28.8 percent, compared to June 30, 2014. The overall actual loan increase at June 30, 2015 was driven by an increase in commercial real estate loans of $658.2 million, or 38.1 percent, a $593.3 million, or 16.8 percent, increase in commercial loans, a $211.3 million, or 100.0 percent, increase in asset-based loans, a $163.9 million, or 70.7 percent, increase in construction real estate loans, a $134.2 million, or 44.9 percent, increase in residential real estate loans, and a $109.2 million, or 100.0 percent, increase in factoring loans. A significant driver in the increase in loans was the acquisition of Marquette and its loan portfolio with an acquired value of $980.3 million at May 31, 2015. These acquired Marquette loans and loans originated through the legacy Marquette channels had an actual balance at June 30, 2015 of $1.0 billion. This total includes $343.4 million in commercial real estate loans, $211.3 million in asset-based loans, $109.2 million in factoring loans, $105.7 million in commercial loans, and $98.3 million in residential real estate loans. The remaining increase in loans of $1.0 billion compared to June 30, 2014 is comprised of loans originated through the legacy UMB channels. This increase was primarily driven by an increase in commercial loans of $487.6 million and a $314.8 million increase in commercial real estate loans.

Nonperforming loans increased to $37.6 million on June 30, 2015, from $27.2 million on June 30, 2014. Nonperforming loans are defined as nonaccrual loans and restructured loans. As a percentage of loans, nonperforming loans increased to 0.42 percent as of June 30, 2015, compared to 0.39 percent on June 30, 2014. The company’s allowance for loan losses totaled $77.7 million, or 0.87 percent of loans, as of June 30, 2015, compared to $76.8 million, or 1.11 percent of loans, as of June 30, 2014.

For the three months ended June 30, 2015, average securities, including trading securities, totaled $7.4 billion. This is an increase of $442.3 million, or 6.3 percent, from the same period in 2014.

Average total deposits increased $1.1 billion, or 9.4 percent, to $13.4 billion for the three months ended June 30, 2015, compared to the same period in 2014. Deposit balances with an acquired value of $944.1 million at May 31, 2015 were acquired as part of the Marquette acquisition. Average noninterest-bearing demand deposits increased $351.4 million, or 6.8 percent, in the period compared to the same one in 2014. Average interest-bearing deposits increased by $798.1 million, or 11.2 percent, in the second quarter of 2015 as compared to the same period in 2014. Total actual deposits as of June 30, 2015, were $14.5 billion, compared to $12.2 billion as of June 30, 2014, a 19.1 percent increase. Also, for the three months ended June 30, 2015, average noninterest-bearing demand deposits were 41.0 percent of average total deposits.

As of June 30, 2015, UMB had total shareholders’ equity of $1.9 billion, an increase of 16.0 percent as compared to June 30, 2014. This increase is primarily attributable to the common stock issuance associated with the acquisition of Marquette of $179.7 million at May 31, 2015.

“The acquisition of Marquette furthers our strategy to shift the mix of earning assets,” said Brian Walker, Chief Financial Officer. “This continued shift, along with solid loan growth across our footprint, resulted in a 60.1 percent average loan-to-deposit ratio compared to 56.2 percent for the quarter ended June 30, 2014, and a net interest margin of 2.59 percent, an increase from 2.53 percent a year ago.”

Year-to-Date

Earnings for the six months ended June 30, 2015, were $64.0 million or $1.40 per share ($1.39 diluted). This is an increase of $5.9 million, or 10.1 percent, compared to earnings for the six months ended June 30, 2014, of $58.1 million or $1.30 per share ($1.28 diluted).

Net interest income for the six months ended June 30, 2015, increased $16.1 million, or 9.4 percent, compared to the same period in 2014. Net interest margin increased to 2.53 percent for the six months ended June 30, 2015, as compared to 2.45 percent for the same period in 2014.

Noninterest income decreased $12.2 million, or 4.8 percent, to $244.8 million for the six months ended June 30, 2015, as compared to the same period in 2014. The decrease in noninterest income is primarily driven by decreased trust and securities processing income of $10.2 million, or 7.1 percent. The decrease in trust and securities processing income was primarily due to a $17.4 million, or 35.2 percent, decrease in advisory fee income from the Scout Funds, partially offset by an increase of $3.7 million, or 8.1 percent, in fees related to institutional and personal investment management services and a $2.6 million, or 5.9 percent, increase in fund administration and custody services. Equity earnings on alternative investments decreased $8.0 million compared to the same period in 2014. Gains on securities available for sale of $8.3 million were recognized in the first six months of 2015 compared to $4.0 million for the same period in 2014, a $4.3 million increase.

Noninterest expense decreased $1.8 million, or 0.5 percent, for the six months ended June 30, 2015, compared to the same period in 2014. This decrease was driven by a $20.3 million contingency reserve expense recognized in 2014 in conjunction with the settlement agreement entered into on June 30, 2014, to resolve the PCM dispute. Of this amount $15.0 million was recognized in the first quarter of 2014 and $5.3 million was recognized in the second quarter of 2014. This decrease was largely offset by an increase in salaries and employee benefits of $19.7 million, or 11.0 percent, compared to the same period in 2014. The drivers of this increase include an increase in salary and wage expense of $12.2 million, or 11.3 percent, an increase in bonus and commission expense of $5.1 million, or 13.7 percent, and an increase in employee benefits expense of $2.4 million, or 7.2 percent. The acquisition of Marquette added approximately $3.4 million of salary and benefits expense for the first six months of 2015. Total acquisition expenses recognized in noninterest expense during the first six months of 2015 totaled $1.5 million.

Dividend Declaration

The Board of Directors declared during the company’s quarterly board meeting a $0.235 quarterly cash dividend, payable on Oct. 1, 2015, to shareholders of record at the close of business on Sept. 10, 2015.

Conference Call

The company plans to host a conference call to discuss its 2015 second quarter earnings results on July 29, 2015, at 8:30 a.m. (CDT).

Interested parties may access the call by dialing (toll-free) 877-267-8760 or (U.S.) 412-542-4148 and requesting to join the UMB Financial call. The live call can also be accessed by visiting the investor relations area of umbfinancial.com or by using the following the link:

UMB Financial 2Q 2015 Conference Call

A replay of the conference call may be heard through August 12, 2015, by calling (toll-free) 877-344-7529 or (U.S.) 412-317-0088. The replay pass code required for playback is 10068556. The call replay may also be accessed via the company’s website umbfinancial.com by visiting the investor relations area.

Forward-Looking Statements and Non-GAAP Reconciliation:

This release contains, and our other communications may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts—such as our statements about expected cost savings. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, results, or aspirations. All forward-looking statements are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Our actual future objectives, strategies, plans, prospects, performance, condition, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events, circumstances, or aspirations to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2014, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the SEC. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, or other applicable document that is filed or furnished with the SEC.

In this release, we provide information using the tangible book value (TBV) of Marquette Financial Companies (MFC). This table is being provided as an update to materials furnished on December 15, 2014 in relation to our announcement of the agreement to acquire MFC. This information supplements the results that are reported according to generally accepted accounting principles (GAAP) and should not be viewed in isolation from, or as a substitute for, GAAP results. The difference between the TBV of MFC and the comparable GAAP measure is reconciled later in this release. We believe that this information and the reconciliation may be useful to investors because TBV is commonly used by investors as an additional measure of a company’s total value and the strength and adequacy of its capital-management strategies.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, as well as two national specialty-lending businesses. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umb.com, umbfinancial.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

Consolidated Balance Sheets	UMB Financial Corporation
(unaudited, dollars in thousands)

	June 30,
	2015	2014
Assets
Loans	$8,916,128	$6,920,683
Allowance for loan losses	(77,721)	(76,802)

Net loans	8,838,407	6,843,881

Loans held for sale	2,819	3,156
Investment securities:
Available for sale	6,925,115	6,700,623
Held to maturity	446,881	238,799
Trading securities	36,616	26,484
Other securities	77,800	67,527

Total investment securities	7,486,412	7,033,433

Federal funds and resell agreements	91,326	82,652
Interest-bearing due from banks	698,940	255,453
Cash and due from banks	490,171	639,878
Bank premises and equipment, net	279,996	250,655
Accrued income	84,979	73,805
Goodwill	228,217	209,758
Other intangibles	53,649	49,888
Other assets	163,811	120,131

Total assets	$18,418,727	$15,562,690

Liabilities
Deposits:
Noninterest-bearing demand	$5,887,525	$5,399,733
Interest-bearing demand and savings	7,303,306	5,754,573
Time deposits under $100,000	479,820	442,361
Time deposits of $100,000 or more	825,995	577,622

Total deposits	14,496,646	12,174,289

Federal funds and repurchase agreements	1,774,435	1,607,294
Long-term debt	88,346	5,745
Accrued expenses and taxes	155,246	131,996
Other liabilities	46,998	42,024

Total liabilities	16,561,671	13,961,348

Shareholders’ Equity
Common stock	55,057	55,057
Capital surplus	1,009,965	887,086
Retained earnings	1,005,563	922,268
Accumulated other comprehensive (loss) income	(2,141)	16,901
Treasury stock	(211,388)	(279,970)

Total shareholders’ equity	1,857,056	1,601,342

Total liabilities and shareholders’ equity	$18,418,727	$15,562,690

Consolidated Statements of Income	UMB Financial Corporation
(unaudited, dollars in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Interest Income
Loans	$71,396	$60,309	$135,628	$119,209
Securities:
Taxable interest	19,163	19,021	37,971	37,982
Tax-exempt interest	10,607	9,798	20,522	19,705

Total securities income	29,770	28,819	58,493	57,687
Federal funds and resell agreements	151	46	202	79
Interest-bearing due from banks	434	466	1,286	1,589
Trading securities	133	149	228	272

Total interest income	101,884	89,789	195,837	178,836

Interest Expense
Deposits	3,522	3,092	6,570	6,151
Federal funds and repurchase agreements	470	454	962	935
Other	532	73	587	135

Total interest expense	4,524	3,619	8,119	7,221

Net interest income	97,360	86,170	187,718	171,615
Provision for loan losses	5,000	5,000	8,000	9,500

Net interest income after provision for loan losses	92,360	81,170	179,718	162,115

Noninterest Income
Trust and securities processing	67,381	73,357	134,680	144,920
Trading and investment banking	5,568	6,409	11,690	10,732
Service charges on deposits	21,625	20,627	43,166	42,185
Insurance fees and commissions	586	732	1,156	1,335
Brokerage fees	2,936	3,075	5,790	4,890
Bankcard fees	18,035	17,185	34,218	32,808
Gains on sale of securities available for sale, net	967	2,569	8,303	4,039
Equity (loss) earnings on alternative investments	(1,125)	3,462	(1,967)	5,992
Other	3,577	6,585	7,721	10,064

Total noninterest income	119,550	134,001	244,757	256,965

Noninterest Expense
Salaries and employee benefits	99,585	89,532	198,122	178,413
Occupancy, net	10,312	9,705	20,322	19,410
Equipment	15,410	12,920	29,582	25,583
Supplies, postage and telephone	4,603	5,554	8,928	10,191
Marketing and business development	6,530	6,307	11,148	10,909
Processing fees	12,654	14,817	25,437	28,468
Legal and consulting	5,917	4,632	10,295	8,004
Bankcard	4,953	4,997	9,721	8,685
Amortization of other intangibles	2,569	3,074	5,324	6,176
Regulatory fees	2,873	2,709	5,629	5,225
Contingency reserve	—	5,272	—	20,272
Other	6,558	6,682	11,869	16,796

Total noninterest expense	171,964	166,201	336,377	338,132

Income before income taxes	39,946	48,970	88,098	80,948
Income tax provision	9,732	14,298	24,119	22,863

Net income	$30,214	$34,672	$63,979	$58,085

Per Share Data
Net income - basic	$0.65	$0.77	$1.40	$1.30
Net income - diluted	0.65	0.76	1.39	1.28
Dividends	0.235	0.225	0.470	0.450
Weighted average shares outstanding	46,240,869	44,823,370	45,624,276	44,782,944
Weighted average shares outstanding - diluted	46,611,096	45,421,148	46,029,978	45,409,289

Consolidated Statements of Comprehensive Income	UMB Financial Corporation
(unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income	$30,214	$34,672	$63,979	$58,085
Other comprehensive income, net of tax:
Unrealized (losses) gains on securities:
Change in unrealized holding (losses) gains, net	(45,553)	50,910	(12,877)	83,369
Less: Reclassifications adjustment for gains included in net income	(967)	(2,569)	(8,303)	(4,039)

Change in unrealized (losses) gains on securities during the period	(46,520)	48,341	(21,180)	79,330
Income tax benefit (expense)	17,569	(18,143)	8,033	(29,789)

Other comprehensive (loss) income	(28,951)	30,198	(13,147)	49,541

Comprehensive income	$1,263	$64,870	$50,832	$107,626

Consolidated Statements of Shareholders’ Equity	UMB Financial Corporation
(unaudited, dollars in thousands, except per share data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Balance - January 1, 2014	$55,057	$882,407	$884,630	$(32,640)	$(283,389)	$1,506,065
Total comprehensive income	—	—	58,085	49,541	—	107,626
Cash dividends ($0.45 per share)	—	—	(20,447)	—	—	(20,447)
Purchase of treasury stock	—	—	—	—	(3,165)	(3,165)
Issuance of equity awards	—	(3,395)	—	—	3,865	470
Recognition of equity based compensation	—	4,733	—	—	—	4,733
Net tax benefit related to equity compensation plans	—	1,202	—	—	—	1,202
Sale of treasury stock	—	300	—	—	159	459
Exercise of stock options	—	1,839	—	—	2,560	4,399

Balance - June 30, 2014	$55,057	$887,086	$922,268	$16,901	$(279,970)	$1,601,342

Balance - January 1, 2015	$55,057	$894,602	$963,911	$11,006	$(280,818)	$1,643,758
Total comprehensive income (loss)	—	—	63,979	(13,147)	—	50,832
Cash dividends ($0.47 per share)	—	—	(22,327)	—	—	(22,327)
Purchase of treasury stock	—	—	—	—	(5,379)	(5,379)
Issuance of equity awards	—	(5,509)	—	—	5,969	460
Recognition of equity based compensation	—	5,779	—	—	—	5,779
Net tax benefit related to equity compensation plans	—	664	—	—	—	664
Sale of treasury stock	—	306	—	—	197	503
Exercise of stock options	—	1,488	—	—	1,541	3,029
Common stock issuance for acquisition	—	112,635	—	—	67,102	179,737

Balance - June 30, 2015	$55,057	$1,009,965	$1,005,563	$(2,141)	$(211,388)	$1,857,056

Average Balances / Yields and Rates	UMB Financial Corporation
(tax - equivalent basis)
(unaudited, dollars in thousands)

	Three Months Ended June 30,
	2015		2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans, net of unearned interest	$8,071,991	3.55%	$6,897,840	3.51%
Securities:
Taxable	4,974,668	1.55	4,836,080	1.58
Tax-exempt	2,407,759	2.72	2,104,368	2.88

Total securities	7,382,427	1.93	6,940,448	1.97
Federal funds and resell agreements	69,053	0.88	32,692	0.56
Interest-bearing due from banks	414,446	0.42	619,094	0.30
Trading securities	37,063	1.70	36,785	1.80

Total earning assets	15,974,980	2.70	14,526,859	2.63
Allowance for loan losses	(77,667)		(75,929)
Other assets	1,515,687		1,167,262

Total assets	$17,413,000		$15,618,192

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$7,924,696	0.18%	$7,126,614	0.17%
Federal funds and repurchase agreements	1,715,836	0.11	1,592,986	0.11
Borrowed funds	49,827	4.28	5,771	5.07

Total interest-bearing liabilities	9,690,359	0.19	8,725,371	0.17
Noninterest-bearing demand deposits	5,504,333		5,152,980
Other liabilities	473,676		154,229
Shareholders’ equity	1,744,632		1,585,612

Total liabilities and shareholders’ equity	$17,413,000		$15,618,192

Net interest spread		2.51%		2.46%
Net interest margin		2.59		2.53

	Six Months Ended June 30,
	2015		2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans, net of unearned interest	$7,772,709	3.52%	$6,788,991	3.54%
Securities:
Taxable	4,921,907	1.56	4,861,475	1.58
Tax-exempt	2,331,422	2.73	2,107,119	2.90

Total securities	7,253,329	1.93	6,968,594	1.98
Federal funds and resell agreements	51,793	0.79	29,939	0.53
Interest-bearing due from banks	759,238	0.34	1,154,811	0.28
Trading securities	33,661	1.76	37,682	1.63

Total earning assets	15,870,730	2.63	14,980,017	2.55
Allowance for loan losses	(77,124)		(75,466)
Other assets	1,330,476		1,160,124

Total assets	$17,124,082		$16,064,675

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$7,764,368	0.17%	$7,545,182	0.16%
Federal funds and repurchase agreements	1,713,386	0.11	1,630,169	0.12
Borrowed funds	29,193	4.05	5,738	4.74

Total interest-bearing liabilities	9,506,947	0.17	9,181,089	0.16
Noninterest-bearing demand deposits	5,582,180		5,160,206
Other liabilities	325,066		156,608
Shareholders’ equity	1,709,889		1,566,772

Total liabilities and shareholders’ equity	$17,124,082		$16,064,675

Net interest spread		2.46%		2.39%
Net interest margin		2.53		2.45

SECOND QUARTER 2015
FINANCIAL HIGHLIGHTS	UMB Financial Corporation
(unaudited, dollars in thousands, except share and per share data)

Six Months Ended June 30	2015	2014
Net interest income	$187,718	$171,615
Provision for loan losses	8,000	9,500
Noninterest income	244,757	256,965
Noninterest expense	336,377	338,132
Income before income taxes	88,098	80,948
Net income	63,979	58,085
Net income per share - Basic	1.40	1.30
Net income per share - Diluted	1.39	1.28
Return on average assets	0.75%	0.73%
Return on average equity	7.55%	7.48%

Three Months Ended June 30
Net interest income	$97,360	$86,170
Provision for loan losses	5,000	5,000
Noninterest income	119,550	134,001
Noninterest expense	171,964	166,201
Income before income taxes	39,946	48,970
Net income	30,214	34,672
Net income per share - Basic	0.65	0.77
Net income per share - Diluted	0.65	0.76
Return on average assets	0.70%	0.89%
Return on average equity	6.95%	8.77%

At June 30
Assets	$18,418,727	$15,562,690
Loans, net of unearned interest	8,916,128	6,920,683
Securities	7,486,412	7,033,433
Deposits	14,496,646	12,174,289
Shareholders’ equity	1,857,056	1,601,342
Book value per share	37.68	35.21
Market price per share	57.02	63.39
Equity to assets	10.08%	10.29%
Allowance for loan losses	$77,721	$76,802
As a % of loans	0.87%	1.11%
Nonaccrual and restructured loans	$37,649	$27,175
As a % of loans	0.42%	0.39%
Loans over 90 days past due	$7,645	$4,522
As a % of loans	0.09%	0.07%
Other real estate owned	$2,553	$1,455
Net loan charge-offs quarter-to-date	$4,758	$3,713
As a % of average loans	0.24%	0.22%
Net loan charge-offs year-to-date	$6,419	$7,449
As a % of average loans	0.17%	0.22%

Common shares outstanding	49,288,971	45,475,197

Average Balances Six Months Ended June 30
Assets	$17,124,082	$16,064,675
Loans, net of unearned interest	7,772,709	6,788,991
Securities	7,286,990	7,006,276
Deposits	13,346,548	12,705,388
Shareholders’ equity	1,709,889	1,566,772

Business Segment Information	UMB Financial Corporation

(unaudited, dollars in thousands)

	Three Months Ended June 30, 2015
	Bank	Payment Solutions	Institutional Investment Management	Asset Servicing	Total
Net interest income	$82,758	$13,599	$—	$1,003	$97,360
Provision for loan losses	2,612	2,388	—	—	5,000
Noninterest income	47,548	23,293	25,684	23,025	119,550
Noninterest expense	107,293	26,399	18,285	19,987	171,964

Income before taxes	20,401	8,105	7,399	4,041	39,946
Income tax expense	4,915	2,046	1,785	986	9,732

Net income	$15,486	$6,059	$5,614	$3,055	$30,214

Average assets	$13,423,000	$2,980,000	$70,000	$940,000	$17,413,000

	Three Months Ended June 30, 2014
	Bank	Payment Solutions	Institutional Investment Management	Asset Servicing	Total
Net interest income	$72,481	$12,390	$(1)	$1,300	$86,170
Provision for loan losses	2,686	2,314	—	—	5,000
Noninterest income	56,024	21,201	33,999	22,777	134,001
Noninterest expense	100,788	24,506	22,053	18,854	166,201

Income before taxes	25,031	6,771	11,945	5,223	48,970
Income tax expense	7,482	1,931	3,389	1,496	14,298

Net income	$17,549	$4,840	$8,556	$3,727	$34,672

Average assets	$12,008,000	$2,148,000	$69,000	$1,393,000	$15,618,000

	Six Months Ended June 30, 2015
	Bank	Payment Solutions	Institutional Investment Management	Asset Servicing	Total
Net interest income	$158,085	$27,632	$1	$2,000	$187,718
Provision for loan losses	4,211	3,789	—	—	8,000
Noninterest income	99,099	46,432	52,768	46,458	244,757
Noninterest expense	207,861	51,062	36,227	41,227	336,377

Income before taxes	45,112	19,213	16,542	7,231	88,098
Income tax expense	12,313	5,373	4,511	1,922	24,119

Net income	$32,799	$13,840	$12,031	$5,309	$63,979

Average assets	$13,089,000	$3,031,000	$72,000	$932,000	$17,124,000

	Six Months Ended June 30, 2014
	Bank	Payment Solutions	Institutional Investment Management	Asset Servicing	Total
Net interest income	$143,602	$24,778	$(3)	$3,238	$171,615
Provision for loan losses	5,112	4,388	—	—	9,500
Noninterest income	103,458	41,420	68,094	43,993	256,965
Noninterest expense	208,337	45,453	47,943	36,399	338,132

Income before taxes	33,611	16,357	20,148	10,832	80,948
Income tax expense	9,801	4,524	5,532	3,006	22,863

Net income	$23,810	$11,833	$14,616	$7,826	$58,085

Average assets	$12,204,000	$2,023,000	$71,000	$1,767,000	$16,065,000

Non-GAAP Reconciliation Schedule	UMB Financial Corporation

(unaudited, dollars in thousands)

Price to MFC Tangible Book Value at May 31, 2015

GAAP Total Shareholders’ Equity (1)	$127,277
Deduct: Goodwill and Other Intangibles	(7,626)

Tangible Book Value	$119,651
Total Consideration (2)	$179,737
Price to Tangible Book Value	150%
Price to GAAP Total Shareholders’ Equity	141%

(1)	Source: MFC financial statements as of May 31, 2015.
(2)	Based on UMBF 05/29/15 closing price per share of $51.79 and consideration of 3.47 million shares of UMBF stock, subject to post-closing adjustments.